Exhibit 99.1

China Shenghuo Pharmaceutical Reports Financial Results for the First Quarter of 2011

KUNMING, China, May 16, 2011 /PRNewswire-Asia-FirstCall/ -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Alternext US: KUN) ("China Shenghuo" or the "Company"), today reported unaudited financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Highlights
•	Total revenue increased to $9.4 million for the first quarter of 2011, representing 19% year-over-year growth.
•	Net cash provided by operating activities was approximately $2.6 million, an increase of approximately $0.6 million, from approximately $2.0 million for the first quarter ended March 31, 2010.
•	Net income attributable to stockholders increased to $99,373, as compared to $2,355 for the first quarter ended March 31, 2010.

First Quarter 2011 Results

Sales: Sales for the three months ended March 31, 2011 was approximately $9.4 million, an increase of approximately $1.5 million, or 19%, from approximately $7.9 million for the three months ended March 31, 2010. The increase in sales was primarily due to the Company’s main product Xuesaitong’s sales increasing in Tianjin City and Yunnan Province as Xuesaitong was listed on the Provincial Insurance Catalog list of Tianjin City since the second quarter in 2010 and the Company strengthened sales promotion in Yunnan Province.

Cost of goods sold: Our cost of goods sold for the three months ended March 31, 2011 was approximately $3.8 million, an increase of $1.7 million, or 83%, from approximately $2.1 million for the three months ended March 31, 2010. The increase in cost of goods sold was primarily due to the increase of purchase price of Sanqi which is the main raw material of our main product Xuesaitong. In addition, the Zhonghuang Hotel began trial operation since January 2011 which has contributed $0.4 million to the increase of cost of goods sold.

Gross profit: Our gross profit for the three months ended March 31, 2011 was approximately $5.6 million as compared with approximately $5.8 million for the three months ended March 31, 2010, a decrease of $0.2 million, or 3%. Gross profit as a percentage of revenues was approximately 59.7% for the three months ended March 31, 2011, a decrease of 14.0% from 73.7% for the three months ended March 31, 2010. The decrease in gross profit percentage was primarily due to the increase of cost of goods sold set forth above.

Selling expense: Selling expenses were approximately $4.1 million for the three months ended March 31, 2011, a decrease of $1.0 million, or 19%, from approximately $5.1 million for the three months ended March 31, 2010. The primary reason for the decrease in selling expenses was due to decrease of commission to sales representative as a result of change of sales commission policy which took effect since the second quarter of 2010.

General and administrative expense: General and administrative expenses were approximately $1.0 million for the three months ended March 31, 2011, an increase of $0.3 million, or 51%, from approximately $0.7 million for the three months ended March 31, 2010. The increase was primarily due to the increase of the management’s traveling expenses for expanding our sales channel. In addition, Zhonghuang Hotel began trial operation since January 2011 which has contributed $78,733 to the increase of general and administrative expense.

Research and development expense: Research and development expense for the three months ended March 31, 2011 was $121,725, as compared to $80,851 for the period ended March 31, 2010, an increase of $40,874. The increase was primarily due to the increase in the expenditures for outside experts for the Sh1002’s registration to FDA since late 2009.

Other expenses: Other expenses were $306,883 for the three months ended March 31, 2011, which consisted of interest expense and non-operating expense, off set by subsidy income, interest income and non-operating income, an increase of $263,879, or 614%, from $43,004 for the three months ended March 31, 2010. The increase was mainly due to less subsidy income from provincial government as compared to the same period in 2010.

Income tax (expense) benefit: Income tax expense was $14,980 for the three months ended March 31, 2011 as compared to income tax benefit of $29,984 for the three months ended March 31, 2010.  The tax expense was mainly for tax accrued for the profit of the Company.

Net income attributable to stockholders: Net income increased to $99,373 for the three months ended March 31, 2011 as compared to $2,355 for the three months ended March 31, 2010. Offset by the increase in raw material price and the expenses related to the trial operation of Shenghuo Plaza, the increase in net income was primarily due to decrease of selling expenses as a result of decrease of sales commission to sales representatives.

About China Shenghuo

Founded in 1995, China Shenghuo is primarily engaged in the research, development, manufacture, and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently being listed in the 2010 Provincial Insurance Catalogue of sixteen provinces and remains in the 2009 Provincial Insurance Catalogue of three provinces around China. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan.

With the substantial completion of Shenghuo Plaza at the end of 2010, China Shenghuo entered into a new business - the hotel and hospitality business.  Two floors of Shenghuo Plaza are designed to be utilized as 12 Ways Chinese Herbal Beauty Demonstration Center.  The balance of Shenghuo Plaza is used as a business hotel - Zhonghuang Hotel, restaurant and banquet facilities and an entertainment venue.

China Shenghuo is also expanding into the businesses of wellness tourism.  For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's ability to refinance or repay loans received; the Company's uncertain business condition; the Company's continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company's internal controls over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
China Shenghuo Pharmaceutical Holdings, Inc.
Ms. Hongling Fei
Director of Securities Department
+86-871-7282698

Investor Relations Contact:
The Trout Group
Mark Xu
+86-15821996861

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in USD)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,409,304	$1,669,387
Accounts and notes receivable, net	13,721,299	11,531,027
Other receivables, net	4,025,284	4,111,315
Advances to suppliers	567,477	580,168
Inventories	2,759,759	2,599,351
Due from related parties	279,077	190,614
Current deferred tax assets	1,003,443	833,568
Other current assets	143,964	208,111
Total current assets	23,909,607	21,723,541

Property, plant and equipment, net	21,342,263	21,069,139
Other non-current assets	2,497,063	2,554,193
	$47,748,933	$45,346,873

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (CONT'D) (Amounts in USD)

	March 31,	December 31,
	2011	2010
Liabilities and equity:	(Unaudited)
Current liabilities:
Accounts payable	$8,218,246	$8,964,404
Other payables and accrued expenses	11,148,834	9,699,857
Sales representative deposits	4,811,569	4,936,429
Due to related parties	-	79,864
Short-term borrowings	4,722,313	5,289,178
Advances from customers	2,747,517	1,158,649
Taxes payables and other current liabilities	1,540,686	881,506
Current portion of long-term borrowings	6,097,468	6,039,833
Total current liabilities	39,286,633	37,049,720
Long-term borrowings	6,310,879	6,251,227
	45,597,512	43,300,947
Commitments and contingencies
Equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized and 19,679,400 shares issued and outstanding, both periods	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Appropriated retained earnings	147,023	147,023
Accumulated deficit	(5,841,066)	(5,940,439)
Accumulated other comprehensive income	1,661,061	1,638,109
Total stockholder's equity	2,162,913	2,040,588
Non-controlling interest	(11,492)	5,338
Total equity	2,151,421	2,045,926
	$47,748,933	$45,346,873

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME (UNAUDITED)
(Amounts in USD, except shares)

	Three months ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Sales	$9,441,626	$7,907,002
Cost of goods sold	3,805,692	2,076,353
Gross profit	5,635,934	5,830,649
Operating expenses:
Selling expenses	4,076,430	5,051,714
General and administrative expenses	1,030,215	684,259
Research and development expense	121,725	80,851
	5,228,370	5,816,824
Income from operations	407,564	13,825
Other income (expenses):

Subsidy income	7,598	153,598
Interest and other income (expense)	(314,481)	(196,602)
	(306,883)	(43,004)
Income (loss) before income tax expenses	100,681	(29,179)
Income tax (expense) benefit	(14,980)	29,984
Net income	85,701	805
Less: net loss attributable to non-controlling interests	(13,672)	(1,550)
Net income attributable to stockholders	$99,373	$2,355
Comprehensive income:
Net income	85,701	805
Foreign currency translation adjustment	19,794	331
Comprehensive income	$105,495	$1,136
Less: comprehensive loss attributable to non-controlling interests	(16,830)	(2,187)
Comprehensive income attributable to stockholders	122,325	3,323
Basic and diluted earnings per share	$0.01	$0.00
Weighted-average number of shares outstanding-basic and diluted - basic and diluted	19,679,400	19,679,400

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (Amounts in USD)

	Three months ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$2,609,836	$2,022,198
Cash flows from investing activities:
Purchase of long-lived assets	(2,290,979)	(3,205,176)
Proceeds from disposal of property	169	131,913
Net cash used in investing activities	(2,290,810)	(3,073,263)

Cash flows from financing activities:
Proceeds from borrowings	3,292,326	9,563,858
Payments on borrowings	(3,886,067)	(9,636,020)
Net cash used in financing activities	(593,741)	(72,162)

Effect of foreign currency fluctuation on cash and cash equivalents equivalents equivalents	14,632	492
Net decrease in cash and cash equivalents	(260,083)	(1,122,735)
Cash and cash equivalents at beginning of period	1,669,387	1,986,540
Cash and cash equivalents at end of period	$1,409,304	$863,805

Supplemental information
Cash paid for interest	$332,323	$261,726
Cash paid for income taxes	$--	$--